C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR INQUIRIES, CONTACT: Chuck Ives, Director of Investor Relations Email: chuck.ives@chrobinson.com
FOR IMMEDIATE RELEASE

C.H. Robinson Reports 2022 Third Quarter Results
Eden Prairie, MN, November 2, 2022 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended September 30, 2022.
Third Quarter Key Metrics:
•Gross profits increased 5.0% to $880.7 million and adjusted gross profits(1) increased 5.1% to $887.2 million
•Income from operations decreased 7.5% to $287.6 million
•Adjusted operating margin(1) decreased 440 basis points to 32.4%
•Diluted earnings per share (EPS) decreased 3.8% to $1.78
•Cash generated by operations improved by $699.0 million to $625.5 million
(1) Adjusted gross profits and adjusted operating margin are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to page 11 for further discussion and a GAAP to Non-GAAP reconciliation.

"On our second quarter earnings call in late July, I talked about a deceleration in demand that we expected to see in the second half of 2022 in three large verticals for freight, including weakness in the retail market and further slowing in the housing market. We’re now seeing those expectations play out, with slowing freight demand and price declines in the freight forwarding and surface transportation markets," said Bob Biesterfeld, President and Chief Executive Officer of C.H. Robinson. "Throughout the changes in the freight cycle, we have maintained our focus on continuing to improve the customer and carrier experience and scaling our digital processes and operating model to foster sustainable, profitable growth."

"Today, we believe that we are entering a time of slower economic growth where freight markets will continue to cool from their peaks and will operate more reliably and at more normalized rates, with fewer disruptions. These changes in market conditions, coupled with many successful endeavors on our digital roadmap directed at scaling our model to be more efficient, are allowing us to take actions to structurally reduce our overall cost structure," stated Biesterfeld.

"Compared to our third quarter operating expenses, the actions we’re currently taking are expected to generate $175 million of gross cost savings on an annualized basis by the fourth quarter of 2023. Inflation, other headwinds such as annual pay increases and tailwinds such as lower incentive compensation are expected to result in net cost headwinds of $25 million in 2023 that we expect will partially offset the gross savings, resulting in net annualized cost reductions of $150 million by the fourth quarter of next year."

Biesterfeld added, "We also continue to identify opportunities to accelerate our enterprise-wide digital and product strategy. To drive greater impact and speed of execution, Arun Rajan has been promoted to the role of Chief Operating Officer. Since joining C.H. Robinson in 2021, Arun has been a critical contributor to, and strategic leader of, our digital and product strategy. Arun is helping us think and act differently as we accelerate our pace of digital transformation and scale our operating model. In his new role, in addition to leading the product organization, Arun will have expanded direct responsibility for the technology and marketing organizations. Bringing these three critical functions together under a single vision and leadership structure will allow us to integrate these functions more deeply into single-threaded teams and put the needs of our customers and carriers at the center of our organizational design and ensure that we are positioned well to meet their needs while accelerating the impacts across the business units of C.H. Robinson. Arun's teams will work directly with the business unit presidents to operationalize these efforts."

Summary of Third Quarter Results Compared to the Third Quarter of 2021
•Total revenues decreased 4.0% to $6.0 billion, driven primarily by lower ocean and air pricing, partially offset by higher pricing in less-than-truckload ("LTL") and truckload.
•Gross profits increased 5.0% to $880.7 million. Adjusted gross profits increased 5.1% to $887.2 million, primarily driven by higher adjusted gross profit per transaction in truckload, partially offset by the lower adjusted gross profit per transaction in ocean.
•Operating expenses increased 12.4% to $599.6 million. Personnel expenses increased 9.4% to $437.5 million, primarily due to higher average employee headcount, which increased 13.0%. Selling, general and administrative ("SG&A") expenses of $162.0 million increased 21.3%, primarily due to increased legal settlements, higher purchased and contracted services and increased travel expenses.
•Income from operations totaled $287.6 million, down 7.5% due to the increase in operating expenses, partially offset by the increase in adjusted gross profits. Adjusted operating margin of 32.4% declined 440 basis points.
•Interest and other income/expense, net totaled $16.0 million of expense, consisting primarily of $20.8 million of interest expense, which increased $7.7 million versus last year due primarily to a higher average debt balance, partially offset by a $5.2 million favorable impact from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate in the quarter was 16.9% compared to 16.0% in the third quarter last year.
•Net income totaled $225.8 million, down 8.6% from a year ago. Diluted EPS of $1.78 decreased 3.8%.

Summary of Year-to-Date Results Compared to 2021

•Total revenues increased 18.2% to $19.6 billion, driven primarily by higher pricing across most of our services.
•Gross profits increased 23.0% to $2.8 billion. Adjusted gross profits increased 23.1% to $2.8 billion, primarily driven by higher adjusted gross profit per transaction across most of our services.
•Operating expenses increased 14.7% to $1.7 billion. Personnel expenses increased 15.3% to $1.3 billion, primarily due to higher average employee headcount, which increased 14.0%, and higher incentive compensation costs. SG&A expenses increased 13.0% to $426.6 million, primarily due to increases in purchased and contracted services, legal settlements, travel expenses, and warehouse expenses, partially offset by a $25.3 million gain on the sale-leaseback of our Kansas City regional center.
•Income from operations totaled $1.1 billion, up 38.8% from last year, primarily due to the increase in adjusted gross profits, partially offset by the increase in operating expenses. Adjusted operating margin of 39.0% increased 440 basis points.
•Interest and other income/expense, net totaled $57.5 million of expense, which primarily consisted of $52.3 million of interest expense, which increased $14.3 million versus last year due to a higher average debt balance. The year-to-date results also included a $6.6 million unfavorable impact from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate for the nine months was 19.2% compared to 18.5% in the year-ago period.
•Net income totaled $844.3 million, up 37.5% from a year ago. Diluted EPS of $6.50 increased 42.5%.

North American Surface Transportation ("NAST") Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% change	2022	2021	% change
Total revenues	$4,002,461	$3,814,988	4.9%	$12,264,396	$10,611,892	15.6%
Adjusted gross profits(1)	563,787	460,149	22.5%	1,694,438	1,317,853	28.6%
Income from operations	211,899	149,035	42.2%	670,752	436,911	53.5%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Third quarter total revenues for the NAST segment totaled $4.0 billion, an increase of 4.9% over the prior year, primarily driven by higher LTL and truckload pricing. NAST adjusted gross profits increased 22.5% in the quarter to $563.8 million. Adjusted gross profits in truckload increased 20.8% due to a 20.5% increase in adjusted gross profit per shipment and a 0.5% increase in truckload volume. Our average truckload linehaul rate per mile charged to our customers, which excludes fuel surcharges, decreased approximately 13.0% in the quarter compared to the prior year, while truckload linehaul cost per mile, excluding fuel surcharges, decreased approximately 17.0%, resulting in a 15.5% increase in truckload adjusted gross profit per mile. LTL adjusted gross profits increased 22.7% versus the year-ago period, as adjusted gross profit per order increased 24.5% and LTL volumes declined 1.5%. Operating expenses increased 13.1% primarily due to increased employee headcount, legal settlements, and technology expenses. Income from operations increased 42.2% to $211.9 million, and adjusted operating margin expanded 520 basis points to 37.6%. NAST average employee headcount was up 10.8% in the quarter.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% change	2022	2021	% change
Total revenues	$1,511,115	$1,978,901	(23.6)%	$5,798,702	$4,585,734	26.5%
Adjusted gross profits(1)	248,433	310,898	(20.1)%	894,724	763,952	17.1%
Income from operations	85,953	165,155	(48.0)%	421,148	363,956	15.7%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Third quarter total revenues for the Global Forwarding segment decreased 23.6% to $1.5 billion, driven by lower pricing and volumes in our ocean and air services, reflecting softening market demand. Adjusted gross profits decreased 20.1% in the quarter to $248.4 million. Ocean adjusted gross profits decreased 25.6%, driven by a 24.0% decrease in adjusted gross profit per shipment and a 2.5% decline in shipments. Adjusted gross profits in air decreased 21.1%, driven by a 16.5% decrease in metric tons shipped and a 5.5% decrease in adjusted gross profit per metric ton shipped. Customs adjusted gross profits increased 9.5%, driven by a 5.5% increase in adjusted gross profit per transaction and a 4.0% increase in transaction volume. Operating expenses increased 11.5%, primarily driven by increased salaries and technology expenses. Third quarter average employee headcount increased 13.4%. Income from operations decreased 48.0% to $86.0 million, and adjusted operating margin declined 1,850 basis points to 34.6% in the quarter.

All Other and Corporate Results

Total revenues and adjusted gross profits for Robinson Fresh, Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% change	2022	2021	% change
Total revenues	$501,800	$469,806	6.8%	$1,566,706	$1,402,664	11.7%
Adjusted gross profits(1):
Robinson Fresh	$27,677	$26,651	3.8%	$93,163	$81,539	14.3%
Managed Services	29,595	26,720	10.8%	85,295	78,510	8.6%
Other Surface Transportation	17,702	19,774	(10.5)%	57,383	53,894	6.5%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Third quarter Robinson Fresh adjusted gross profits increased 3.8% to $27.7 million, driven by an increase in adjusted gross profit per case, which is primarily related to integrated supply chain and technology services. Managed Services adjusted gross profits increased 10.8% in the quarter, due to growth in adjusted gross profit per transaction. Other Surface Transportation adjusted gross profits decreased 10.5% to $17.7 million, primarily due to a 7.3% decrease in Europe truckload adjusted gross profits.

Other Income Statement Items
The third quarter effective tax rate was 16.9%, up from 16.0% last year. We expect our 2022 full-year effective tax rate to be near the low end of our previous guidance of 19% to 21%.
Interest and other income/expense, net totaled $16.0 million of expense, consisting primarily of $20.8 million of interest expense, which increased $7.7 million versus the third quarter of 2021 due to a higher average debt balance, partially offset by a $5.2 million favorable impact from foreign currency revaluation and realized foreign currency gains and losses.
Diluted weighted average shares outstanding in the quarter were down 4.7% due primarily to share repurchases over the past twelve months.

Cash Flow Generation and Capital Distribution
Cash generated from operations totaled $625.5 million in the third quarter, compared to $73.5 million cash used by operations in the third quarter of 2021. The $699.0 million improvement was primarily due to a $359.3 million sequential decrease in net operating working capital in the third quarter of 2022, compared to a $411.8 million sequential increase in the third quarter of 2021. The decrease in net operating working capital in the third quarter of 2022 resulted primarily from a $655.2 million sequential decrease in accounts receivable and contract assets, compared to a $295.9 million sequential decrease in total accounts payable and accrued transportation expense.
In the third quarter of 2022, cash returned to shareholders increased 156% versus last year to $606.7 million, with $535.7 million in repurchases of common stock and $71.0 million in cash dividends.
Capital expenditures totaled $31.3 million in the quarter. Capital expenditures for 2022 are expected to be at the high end of our previous guidance of $110 million to $120 million.

Outlook
"As inflationary pressures weigh on consumer discretionary spending and global economic growth, we continue to believe that our global suite of services, our growing digital platform, our responsive team of logistics experts, and our broad exposure to different industry verticals and geographies, supported by our resilient and flexible non-asset-based business model put us in a position to continue delivering strong financial results," Biesterfeld stated. "But we also need to continue evolving our organization to bring focus to our highest strategic priorities, including keeping the needs of our customers and carriers at the center of what we do and lowering our overall cost structure by driving scale. The work that our team is executing on related to scaling our digital processes and operating model, while working backwards from the needs of our customers and carriers, is focused on driving improvements in our customer and carrier experience, and in turn, driving market share gains and growth. We're also focused on improving productivity, which in turn reduces our long-term operating costs and increases profits, leading to continued strong returns to shareholders."

About C.H. Robinson
C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With $28 billion in freight under management and 20 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our 100,000 customers and 85,000 contract carriers. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; fuel price increases or decreases, or fuel shortages; competition and growth rates within the global logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; risks associated with significant disruptions in the transportation industry; changes in relationships with existing contracted truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; risks with reliance on technology to operate our business; cyber-security related risks; risks associated with operations outside of the United States; our ability to identify or complete suitable acquisitions; our ability to successfully integrate the operations of acquired companies with our historic operations; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with the potential impact of changes in government regulations; our ability to hire and retain a sufficient number of qualified personnel; risks associated with the changes to income tax regulations; risks associated with the produce industry, including food safety and contamination issues; the impact of war on the economy; changes to our capital structure; changes due to catastrophic events including pandemics such as COVID-19; and other risks and uncertainties detailed in our Annual and Quarterly Reports.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Third Quarter 2022 Earnings Conference Call
Wednesday, November 2, 2022; 8:30 a.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817

Adjusted Gross Profit by Service Line
(in thousands)

This table of summary results presents our service line adjusted gross profits on an enterprise basis. The service line adjusted gross profits in the table differ from the service line adjusted gross profits discussed within the segments as our segments have revenues from multiple service lines.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% change	2022	2021	% change
Adjusted gross profits(1):
Transportation
Truckload	$398,418	$333,067	19.6%	$1,214,465	$941,117	29.0%
LTL	162,130	132,482	22.4%	482,740	383,903	25.7%
Ocean	160,122	214,926	(25.5)%	609,543	501,422	21.6%
Air	47,831	60,552	(21.0)%	166,136	159,503	4.2%
Customs	27,881	25,466	9.5%	83,196	75,201	10.6%
Other logistics services	65,441	53,018	23.4%	182,638	158,450	15.3%
Total transportation	861,823	819,511	5.2%	2,738,718	2,219,596	23.4%
Sourcing	25,371	24,681	2.8%	86,285	76,152	13.3%
Total adjusted gross profits	$887,194	$844,192	5.1%	$2,825,003	$2,295,748	23.1%
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted gross profit is a non-GAAP financial measure. Adjusted gross profit is calculated as gross profit excluding amortization of internally developed software utilized to directly serve our customers and contracted carriers. We believe adjusted gross profit is a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider adjusted gross profit to be a primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our adjusted gross profit. The reconciliation of gross profit to adjusted gross profit is presented below (in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% change	2022	2021	% change
Revenues:
Transportation	$5,724,364	$5,999,901	(4.6)%	$18,718,357	$15,800,576	18.5%
Sourcing	291,012	263,794	10.3%	911,447	799,714	14.0%
Total revenues	6,015,376	6,263,695	(4.0)%	19,629,804	16,600,290	18.2%
Costs and expenses:
Purchased transportation and related services	4,862,541	5,180,390	(6.1)%	15,979,639	13,580,980	17.7%
Purchased products sourced for resale	265,641	239,113	11.1%	825,162	723,562	14.0%
Direct internally developed software amortization	6,457	5,152	25.3%	18,831	14,601	29.0%
Total direct expenses	5,134,639	5,424,655	(5.3)%	16,823,632	14,319,143	17.5%
Gross profit	$880,737	$839,040	5.0%	$2,806,172	$2,281,147	23.0%
Plus: Direct internally developed software amortization	6,457	5,152	25.3%	18,831	14,601	29.0%
Adjusted gross profit	$887,194	$844,192	5.1%	$2,825,003	$2,295,748	23.1%

Our adjusted operating margin is a non-GAAP financial measure calculated as operating income divided by adjusted gross profit. We believe adjusted operating margin is a useful measure of our profitability in comparison to our adjusted gross profit which we consider a primary performance metric as discussed above. The comparison of operating margin to adjusted operating margin is presented below:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% change	2022	2021	% change

Total revenues	$6,015,376	$6,263,695	(4.0)%	$19,629,804	$16,600,290	18.2%
Income from operations	287,609	310,769	(7.5)%	1,102,748	794,702	38.8%
Operating margin	4.8%	5.0%	(20) bps	5.6%	4.8%	80 bps

Adjusted gross profit	$887,194	$844,192	5.1%	$2,825,003	$2,295,748	23.1%
Income from operations	287,609	310,769	(7.5)%	1,102,748	794,702	38.8%
Adjusted operating margin	32.4%	36.8%	(440) bps	39.0%	34.6%	440 bps

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,

	2022	2021	% change	2022	2021	% change

Revenues:
Transportation	$5,724,364	$5,999,901	(4.6)%	$18,718,357	$15,800,576	18.5%
Sourcing	291,012	263,794	10.3%	911,447	799,714	14.0%
Total revenues	6,015,376	6,263,695	(4.0)%	19,629,804	16,600,290	18.2%
Costs and expenses:
Purchased transportation and related services	4,862,541	5,180,390	(6.1)%	15,979,639	13,580,980	17.7%
Purchased products sourced for resale	265,641	239,113	11.1%	825,162	723,562	14.0%
Personnel expenses	437,545	399,880	9.4%	1,295,670	1,123,616	15.3%
Other selling, general, and administrative expenses	162,040	133,543	21.3%	426,585	377,430	13.0%
Total costs and expenses	5,727,767	5,952,926	(3.8)%	18,527,056	15,805,588	17.2%
Income from operations	287,609	310,769	(7.5)%	1,102,748	794,702	38.8%
Interest and other income/expense, net	(15,972)	(16,662)	(4.1)%	(57,541)	(41,419)	38.9%
Income before provision for income taxes	271,637	294,107	(7.6)%	1,045,207	753,283	38.8%
Provision for income taxes	45,839	47,054	(2.6)%	200,876	139,136	44.4%
Net income	$225,798	$247,053	(8.6)%	$844,331	$614,147	37.5%

Net income per share (basic)	$1.81	$1.87	(3.2)%	$6.60	$4.61	43.2%
Net income per share (diluted)	$1.78	$1.85	(3.8)%	$6.50	$4.56	42.5%

Weighted average shares outstanding (basic)	124,980	131,845	(5.2)%	127,944	133,201	(3.9)%
Weighted average shares outstanding (diluted)	127,190	133,436	(4.7)%	129,839	134,661	(3.6)%

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended September 30, 2022
Total revenues	$4,002,461	$1,511,115	$501,800	$6,015,376
Adjusted gross profits(1)	563,787	248,433	74,974	887,194
Income (loss) from operations	211,899	85,953	(10,243)	287,609
Depreciation and amortization	5,739	5,368	11,868	22,975
Total assets(2)	3,624,333	2,266,923	904,274	6,795,530
Average employee headcount	7,493	5,861	4,691	18,045

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended September 30, 2021
Total revenues	$3,814,988	$1,978,901	$469,806	$6,263,695
Adjusted gross profits(1)	460,149	310,898	73,145	844,192
Income (loss) from operations	149,035	165,155	(3,421)	310,769
Depreciation and amortization	6,620	5,427	10,359	22,406
Total assets(2)	3,437,461	2,438,106	727,039	6,602,606
Average employee headcount	6,764	5,167	4,037	15,968
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Nine Months Ended September 30, 2022
Total revenues	$12,264,396	$5,798,702	$1,566,706	$19,629,804
Adjusted gross profits(1)	1,694,438	894,724	235,841	2,825,003
Income from operations	670,752	421,148	10,848	1,102,748
Depreciation and amortization	18,101	16,394	34,228	68,723
Total assets(2)	3,624,333	2,266,923	904,274	6,795,530
Average employee headcount	7,420	5,735	4,497	17,652

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Nine Months Ended September 30, 2021
Total revenues	$10,611,892	$4,585,734	$1,402,664	$16,600,290
Adjusted gross profits(1)	1,317,853	763,952	213,943	2,295,748
Income (loss) from operations	436,911	363,956	(6,165)	794,702
Depreciation and amortization	19,779	17,352	31,490	68,621
Total assets(2)	3,437,461	2,438,106	727,039	6,602,606
Average employee headcount	6,650	4,951	3,881	15,482

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2)All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$187,532	$257,413
Receivables, net of allowance for credit loss	3,802,160	3,963,487
Contract assets, net of allowance for credit loss	363,697	453,660
Prepaid expenses and other	79,977	129,593
Total current assets	4,433,366	4,804,153

Property and equipment, net of accumulated depreciation and amortization	158,706	139,831
Right-of-use lease assets	349,386	292,559
Intangible and other assets, net of accumulated amortization	1,854,072	1,791,569
Total assets	$6,795,530	$7,028,112

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,755,769	$1,919,301
Accrued expenses:
Compensation	204,661	201,421
Transportation expense	280,500	342,778
Income taxes	62,912	100,265
Other accrued liabilities	205,034	171,266
Current lease liabilities	71,002	66,311
Current portion of debt	779,000	525,000
Total current liabilities	3,358,878	3,326,342

Long-term debt	1,419,380	1,393,649
Noncurrent lease liabilities	293,325	241,369
Noncurrent income taxes payable	26,865	28,390
Deferred tax liabilities	18,041	16,113
Other long-term liabilities	1,480	315
Total liabilities	5,117,969	5,006,178

Total stockholders’ investment	1,677,561	2,021,934
Total liabilities and stockholders’ investment	$6,795,530	$7,028,112

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Nine Months Ended September 30,
	2022	2021
Operating activities:
Net income	$844,331	$614,147
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	68,723	68,621
Provision for credit losses	(2,407)	3,979
Stock-based compensation	78,346	93,962
Deferred income taxes	(76,362)	(11,683)
Excess tax benefit on stock-based compensation	(12,440)	(10,830)
Other operating activities	(24,011)	1,384
Changes in operating elements, net of acquisitions:
Receivables	66,536	(1,290,485)
Contract assets	90,481	(220,889)
Prepaid expenses and other	13,437	(38,525)
Accounts payable and outstanding checks	(109,493)	595,036
Accrued compensation	6,701	35,413
Accrued transportation expenses	(62,278)	165,580
Accrued income taxes	(24,202)	6,400
Other accrued liabilities	22,209	4,947
Other assets and liabilities	(2,782)	2,043
Net cash provided by operating activities	876,789	19,100

Investing activities:
Purchases of property and equipment	(50,719)	(26,503)
Purchases and development of software	(49,935)	(26,062)
Acquisitions, net of cash acquired	—	(14,749)
Other investing activities	63,208	—
Net cash used for investing activities	(37,446)	(67,314)

Financing activities:
Proceeds from stock issued for employee benefit plans	93,415	43,183
Total repurchases of common stock	(1,050,175)	(454,047)
Cash dividends	(216,258)	(208,926)
Proceeds from long-term borrowings	200,000	—
Payments on long-term borrowings	—	(2,048)
Proceeds from short-term borrowings	3,674,000	2,768,000
Payments on short-term borrowings	(3,595,000)	(2,136,251)
Net cash (used for) provided by financing activities	(894,018)	9,911
Effect of exchange rates on cash	(15,206)	(2,844)

Net change in cash and cash equivalents	(69,881)	(41,147)
Cash and cash equivalents, beginning of period	257,413	243,796
Cash and cash equivalents, end of period	$187,532	$202,649

	As of September 30,
Operational Data:	2022	2021
Employees	17,945	16,231

Source: C.H. Robinson
CHRW-IR